Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE

FOURTH QUARTER AND FISCAL YEAR ENDED JANUARY 30, 2010

– Gross margin rate and SG&A expense reductions exceeded expectations –

– Company provides outlook for 2010 –

Contact: Julia Bentley
(865) 981-6243
www.saksincorporated.com

New York, New York (February 24, 2010)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the fourth quarter and fiscal year ended January 30, 2010.

Overview of Results for the Fourth Quarter and Fiscal Year Ended January 30, 2010

For the fourth quarter ended January 30, 2010, the Company posted a net loss of $4.6 million, or $.03 per share. Those results included the following after-tax items totaling $14.8 million, or $.09 per share:

•	charges of $17.3 million related to asset impairments,

•	a $3.1 million non-cash pension charge related to excess lump sum distributions during 2009 primarily resulting from the Company’s 2009 reductions-in-force, and

•	a net gain of $5.6 million related to federal and state tax adjustments.

Saks recorded a net loss of $99.7 million, or $.72 per share, for the prior year fourth quarter ended January 31, 2009. Excluding the after-tax loss from discontinued operations of $15.8 million, or $.11 per share, the Company recorded a net loss from continuing operations of $83.9 million, or $.61 per share, for that quarter. Those results included the following after-tax items totaling $11.2 million, or $.08 per share:

•	charges of $6.2 million related to asset impairments,

•	$6.4 million of severance expenses related to the Company’s downsizing, and

•	a net gain of $1.4 million related to the sale of two unutilized properties.

For the fiscal year ended January 30, 2010, the Company posted a net loss of $57.9 million, or $.40 per share. Excluding an after-tax loss from discontinued operations of $0.3 million, the Company recorded a loss from continuing operations of $57.7 million, or $.40 per share. Those results included the following after-tax items totaling $10.4 million, or $.07 per share:

•	charges of $17.3 million related to asset impairments,

•	charges of $3.1 million related to the pension expense described above, and

•	a net gain of $10.0 million related to the federal and state tax adjustments.

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For the prior fiscal year ended January 31, 2009, the Company recorded a net loss of $158.8 million, or $1.15 per share. Excluding the after-tax loss from discontinued operations of $32.2 million, or $.23 per share, the Company recorded a loss from continuing operations of $126.6 million, or $.92 per share. The fiscal year included the following after-tax items totaling $26.2 million, or $0.19 per share:

•	charges of $7.0 million related to asset impairments,

•	expenses of approximately $6.7 million for severance costs,

•	a net gain of $2.1 million related to the sale of three unutilized properties, and

•	the write-off and adjustment of $14.6 million of certain deferred tax assets primarily associated with Federal Net Operating Loss tax credits that expired at the end of fiscal 2008.

Comments on the Fourth Quarter and Fiscal Year Ended January 30, 2010

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “Excluding certain items, we were able to post a modest fourth quarter profit due to the substantial improvement in our gross margin performance and diligent expense control. These results were achieved in spite of our comparable store sales decline.”

Comparable store sales declined 4.8% in the fourth quarter, in line with the Company’s expectations. For the full fiscal year, comparable store sales fell 14.7%.

In the Saks Fifth Avenue stores, several merchandise categories showed relative strength during the fourth quarter, including women’s designer sportswear, handbags, shoes, and jewelry. For the quarter, sales trends in the New York City flagship store were better than the Company’s aggregate comparable store sales performance, a meaningful improvement from trends experienced earlier in 2009.

Saks Direct posted an approximate 23% comparable store sales increase in the quarter and an approximate 13% increase on a year-to-date basis. OFF 5TH’s comparable store sales performance showed relative strength during the quarter and full year.

The Company generated substantial year-over-year gross margin rate improvement in the fourth quarter, up 1,530 basis points to 36.5% this year from 21.2% in last year’s fourth quarter. The improvement exceeded management’s expectations and resulted from controlled inventory levels and a disciplined promotional and clearance cadence. For the full fiscal year, the gross margin rate was 36.6% in 2009 versus 32.2% in the prior year.

Sadove commented, “Managing Selling, General, and Administrative expenses (“SG&A”) continues to be a key focus for the Company. For the fourth quarter, we expected year-over-year SG&A dollars (excluding certain items) to be approximately flat; however, we were able to reduce SG&A by approximately $8.7 million for the period.” The Company achieved SG&A leverage in the fourth quarter in spite of the comparable store sales decline. As a percent of sales, SG&A (excluding certain items) was 23.5% in the current fourth quarter compared to 23.7% in last year’s fourth quarter. For the full 2009 fiscal year, the Company delivered a flat year-over- year SG&A rate (excluding certain items) of 25.4%, even though comparable store sales declined 14.7%. Excluding certain items, the Company reduced SG&A by approximately $105 million for the fiscal year and by approximately $155 million over the last six quarters.

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In spite of the sales decline, the Company’s operating margin (excluding certain items) expanded to 3.6% in the quarter from a 12.2% operating loss in the prior year fourth quarter. For the full fiscal year (excluding certain items), the Company narrowed its operating loss to 0.8% from 3.7% in 2008.

2009 Accomplishments

Sadove noted, “I am very proud of how the Saks team has been remarkably nimble in shifting focus from a high-growth business to a smaller sales base and to aggressively responding to the most challenging environment many of us have ever experienced. Our entire team worked together in 2009 and made many difficult decisions, but the steps we took to weather the storm have undoubtedly better positioned us for the future. Even though the year was difficult in many respects, we accomplished a lot. Some of the accomplishments I am most proud of include:

•

We substantially strengthened our capital structure and enhanced our future flexibility through a series of actions including a $120 million convertible debt offering, a $100 million common stock offering, the repurchase of $23 million of senior notes, and the extension of the maturity of our $500 million revolving credit agreement to 2013. We ended the fiscal year with no borrowings on our revolving credit facility, $147.3 million of cash on hand, and only $22.9 million of senior notes due within the next 12 months.

•

We carefully managed our inventory levels and returned to a more controlled promotional and clearance cadence, which enabled us to achieve a year-over-year 440 basis point improvement in gross margin rate.

•

We aggressively managed our expense structure, reducing SG&A expenses (excluding certain items) by approximately $105 million during the course of the year. The entire organization embraced diligent expense control and literally challenged every expenditure across the organization while being protective of areas that directly impact the consumer. We are a leaner organization today, and our cost structure will position us well as the economy recovers.

•

Remaining committed to the “9-box” grid and our “good, better, best” model, we aggressively worked with our vendor partners and made appropriate shifts in our merchandise assortments, offering more exclusive products and a larger allocation of “good” and “better” merchandise. Consistent with this focus on both exclusivity and value, we launched our Saks Fifth Avenue Men’s Collection with great customer response.

•

We completed two key renovations in 2009 – our women’s designer floor in the New York City flagship store, showcasing nearly 50 designers and the most comprehensive assortment of women’s designer apparel on one floor in the country, and the renovation of our Miami Dadeland store.

•

We further enhanced our customers’ in-store experience by improved associate utilization of our point-of-sale/clienteling system, emphasizing team-oriented selling and cross-selling, and making in-store and support process improvements that allow store associates more time on the selling floor. We also transformed the staffing and service model in the cosmetics and fragrance departments in each of our stores, enhancing the customer experience.

•

Every store developed a comprehensive local business plan which will guide them in acquiring, developing, and retaining customers; every store is taking ownership of expanding their market share through this process.

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•

We continued to grow the Saks Direct business by increasing the breadth and depth of our product offerings, further enhancing the service experience and website functionality, and launching international shipping and Fashion Fix. Saks Direct revenues in 2009 were up approximately 13% over the prior year.

•

At OFF 5TH, we opened four new and two replacement stores. We continued to strengthen and expand our merchandise offerings, with less focus on last season’s merchandise and more on products made exclusively for OFF 5TH, successfully launched a customer loyalty program – MORE! –, and expanded our marketing reach.”

Balance Sheet Highlights

Consolidated inventories at January 30, 2010 totaled $649.2 million, a 10.9% decrease over the prior year. Inventories decreased 11.0% on a comparable stores basis.

At fiscal year end, the Company had approximately $147.3 million of cash on hand and no direct outstanding borrowings on its revolving credit facility. During the fourth quarter, the Company amended and restated its $500 million revolving credit agreement, extending the maturity date to November 22, 2013.

Effective at the beginning of the fiscal year (February 1, 2009), the Company adopted FASB Accounting Standard Codification 470 related to accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) (“ASC 470”), which requires that issuers of convertible debt instruments separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The discounts (the difference between the convertible rate and a nonconvertible borrowing rate on each issuance) on the Company’s two series of convertible notes are being accreted to interest expense through the note maturity dates. Accordingly, at January 30, 2010, $35.1 million of the $230 million 2.0% convertible notes balance and $19.4 million of the $120 million 7.5% convertible notes were classified in equity. The new accounting pronouncement required retroactive application; consequently, the prior year amounts have been revised.

Funded debt (including capitalized leases, borrowings on the revolving credit facility, and the equity component of the convertible debentures) at January 30, 2010 totaled approximately $575.7 million, and debt-to-capitalization was 36.1% (without giving effect to cash on hand).

Net capital spending for the fiscal year ended January 30, 2010 totaled approximately $59.0 million.

Outlook for and Approach to 2010

Sadove noted, “We remain optimistic about the long-term outlook for Saks Fifth Avenue and for the luxury sector as a whole. We believe there is more stability and predictability in our business compared to this time last year; however, the overall environment remains somewhat uncertain and challenging, and we are approaching 2010 with continued caution.

“Notwithstanding the ongoing macroeconomic conditions, we are implementing several initiatives that we believe will drive growth in 2010 and beyond. Specific areas of focus for 2010 will be:

•	Merchandising – we will continue to manage the appropriate allocation of good/better/best merchandise by store and to expand our assortment of exclusive and limited distribution product.

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•

Service – we will continue to increase utilization of point-of-sale/clienteling systems and finalize implementation of process and organizational changes that will permit associates to spend more time on the sales floor.

•	Marketing – we will seek to reduce the number of promotional days during the year, enhance Customer Relationship Management (CRM), and execute our by-store local business development plans.

•	Saks Direct – we will continue to drive growth in key merchandise categories and vendors while further enhancing the shopping experience.

•	OFF 5TH – we will drive additional growth in key merchandise categories and expand into new categories, further develop our loyalty and outreach programs, and add new store locations as appropriate.”

The Company’s assumptions for 2010 are outlined below. Variation from the sales trends, up or down, could materially impact the other assumptions listed.

•	Comparable store sales growth in the low-to-mid single digit range for the full year, with better performance in the second half of the year than the first half.

•	Comparable store inventory levels are expected to be down in the low-single digit percentage range at the end of the second quarter of 2010 and up modestly throughout the second half of 2010.

•

Based upon current inventory levels and the Company’s promotional calendar and permanent markdown cadence, the Company expects gross margins in the 37.5% to 38.0% range for the full fiscal year, with similar margins in the first half and second half of the fiscal year.

•

Year-over-year net SG&A dollars (excluding certain items) are expected to increase 50 to 75 basis points (as a percent of sales) for the year. SG&A dollar increases are expected to arise from incremental variable costs associated with planned sales growth (primarily sales associates’ commissions), expenses related to new OFF 5TH stores, and a reduction in proprietary credit card income primarily related to previously announced term changes with HSBC (estimated at approximately $10 million to $12 million). In addition, the Company will make some targeted investment spending to support Saks Direct growth and incur a modest increase in expenses related to its selling and local marketing/business plan initiatives.

•

Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) are expected to total approximately $310 million for the full fiscal year. Depreciation and amortization, which is included in the above amount, should total approximately $120 million for the full year.

•	Based on existing debt arrangements and interest rates, interest expense should approximate $58 million to $60 million for the full fiscal year.

•	An effective tax rate of approximately 36.0% for the year.

•	A basic common share count and a diluted common share count of approximately 153 to 155 million each for the full fiscal year.

•	Net capital expenditures of approximately $55 million for the full year.

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Sadove concluded, “While we will certainly continue our attention on controlling expenses and being fiscally conservative, we are keenly focused on future revenue growth, gross margin expansion, and a return to profitability. Our team is committed to the innovation, newness, and creativity required to achieve our long-term financial and operating goals and to enhance shareholder value.”

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions for Saks Fifth Avenue stores, OFF 5TH stores, and Saks Direct. Total sales (in millions) for the fourth quarter and fiscal year ended January 30, 2010 compared to last year’s fourth quarter and fiscal year ended January 31, 2009 were:

	This Year	Last Year	Total (Decrease)	Comparable (Decrease)
Fourth Quarter	$811.3	$839.6	(3.4)%	(4.8)%
Fiscal Year	$2,631.5	$3,043.4	(13.5)%	(14.7)%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
Fourth Quarter	$9.8	$9.0
Fiscal Year	$27.2	$28.1

Other Information

The Company discontinued the operations of its Club Libby Lu (“CLL”) specialty store business in January 2009, and the operating performance of CLL is presented as “discontinued operations” in the current and prior year periods.

The February 1, 2009 adoption of ASC 470 required retroactive application; consequently, prior year balance sheet and interest amounts have been revised.

Conference Call Information

Management has scheduled a conference call at 9:30 a.m. Eastern Time on Wednesday, February 24, 2010 to discuss results for the fourth quarter and fiscal year. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 48526292).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

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To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates 53 Saks Fifth Avenue stores, 55 OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2009, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	January 30, 2010		January 31, 2009

Net sales	$811,314	100.0%	$839,582	100.0%
Cost of sales	514,920	63.5%	661,767	78.8%

Gross margin	296,394	36.5%	177,815	21.2%

Selling, general and administrative expenses	195,557	24.1%	209,218	24.9%
Other operating expenses:
Property and equipment rentals	23,938	3.0%	21,493	2.6%
Depreciation & other amortization	32,791	4.0%	38,600	4.6%
Taxes other than income taxes	19,634	2.4%	19,834	2.4%
Store pre-opening costs	177	0.0%	978	0.1%
Impairments and dispositions	28,894	3.6%	9,759	1.2%

Operating Loss	(4,597)	-0.6%	(122,067)	-14.5%

Other income (expense):
Interest expense	(13,869)	-1.7%	(10,983)	-1.3%
Other income, net	46	0.0%	2,426	0.3%

Loss before income taxes	(18,420)	-2.3%	(130,624)	-15.6%

Benefit for income taxes	(13,795)	-1.7%	(46,727)	-5.6%

Loss from continuing operations	(4,625)	-0.6%	(83,897)	-10.0%

Discontinued Operations:
Income (loss) from discontinued operations	26	0.0%	(26,776)	-3.2%
Provision (benefit) for income taxes	9	0.0%	(10,929)	-1.3%

Income (loss) from discontinued operations	17	0.0%	(15,847)	-1.9%

Net Loss	$(4,608)	-0.6%	$(99,744)	-11.9%

Per-share amounts - Basic
Loss from continuing operations	$(0.03)		$(0.61)
Income (loss) from discontinued operations	$0.00		$(0.11)
Net Loss	$(0.03)		$(0.72)

Per-share amounts - Diluted
Loss from continuing operations	$(0.03)		$(0.61)
Income (loss) from discontinued operations	$0.00		$(0.11)
Net Loss	$(0.03)		$(0.72)

Weighted average common shares:
Basic	153,479		137,688
Diluted	153,479		137,688

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Twelve Months Ended
	January 30, 2010		January 31, 2009

Net sales	$2,631,532	100.0%	$3,043,438	100.0%
Cost of sales	1,668,097	63.4%	2,062,494	67.8%

Gross margin	963,435	36.6%	980,944	32.2%

Selling, general and administrative expenses	674,306	25.6%	784,510	25.8%
Other operating expenses:
Property and equipment rentals	101,756	3.9%	101,063	3.3%
Depreciation & other amortization	135,162	5.1%	134,694	4.4%
Taxes other than income taxes	75,271	2.9%	82,598	2.7%
Store pre-opening costs	2,077	0.1%	2,328	0.1%
Impairments and dispositions	29,348	1.1%	11,139	0.4%

Operating loss	(54,485)	-2.1%	(135,388)	-4.4%

Other income (expense):
Interest expense	(49,480)	-1.9%	(45,739)	-1.5%
Gain on extinguishment of debt	783	0.0%	—	0.0%
Other income, net	1,019	0.0%	5,600	0.2%

Loss before income taxes	(102,163)	-3.9%	(175,527)	-5.8%

Benefit for income taxes	(44,501)	-1.7%	(48,902)	-1.6%

Loss from continuing operations	(57,662)	-2.2%	(126,625)	-4.2%

Discontinued Operations:
Loss from discontinued operations	(395)	0.0%	(52,727)	-1.7%
Benefit for income taxes	(138)	0.0%	(20,548)	-0.7%

Loss from discontinued operations	(257)	0.0%	(32,179)	-1.1%

Net Loss	$(57,919)	-2.2%	$(158,804)	-5.2%

Per-share amounts - Basic
Loss from continuing operations	$(0.40)		$(0.92)
Loss from discontinued operations	$(0.00)		$(0.23)
Net Loss	$(0.40)		$(1.15)

Per-share amounts - Diluted
Loss from continuing operations	$(0.40)		$(0.92)
Loss from discontinued operations	$(0.00)		$(0.23)
Net Loss	$(0.40)		$(1.15)

Weighted average common shares:
Basic	143,194		138,384
Diluted	143,194		138,384

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	January 30, 2010	January 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$147,301	$10,273
Merchandise inventories	649,196	728,841
Other current assets	93,479	105,350
Deferred income taxes, net	35,974	29,916

Total current assets	925,950	874,380

Property and equipment, net	956,082	1,058,393
Deferred income taxes, net	221,354	194,956
Other assets	32,315	19,948

TOTAL ASSETS	$2,135,701	$2,147,677

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$101,739	$90,208
Accrued expenses and other current liabilities	200,020	233,504
Accrued compensation and related items	50,165	42,043
Current portion of long-term debt	27,857	4,673

Total current liabilities	379,781	370,428

Long-term debt	493,330	593,103
Other long-term liabilities	190,980	193,560

Total liabilities	1,064,091	1,157,091
Commitments and Contingencies
Shareholders’ Equity	1,071,610	990,586

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,135,701	$2,147,677